Media Contact:
Renée Smyth, Executive Vice President
Chief Experience & Marketing Officer
Camden National Bank
Rsmyth@CamdenNational.bank

FOR IMMEDIATE RELEASE

Camden National Corporation Announces Succession for Chair of its Board of Directors
Marie J. McCarthy appointed to Vice-Chair of the Board and to succeed Lawrence J. Sterrs as Chair of the Board upon his retirement.

CAMDEN, Maine, September 9, 2025 /PRNewswire/ -- Camden National Corporation (NASDAQ: CAC; “Camden National” or the “Company”), is pleased to announce the appointment of Marie J. McCarthy as Vice-Chair of the Board of Directors of the Company (the “Board”), effective immediately, and as Chair of the Board, effective upon the retirement of Mr. Lawrence “Larry” J. Sterrs. McCarthy’s extensive executive and leadership experience will be invaluable to the Board as it continues to focus on driving long-term value creation.
Mr. Sterrs will retire from the Board, effective December 31, 2025, after 10 years of distinguished service on the Board, including serving as Chair of the Board since 2017.
“Today’s announcement marks the successful conclusion of a thoughtful and well-executed succession process led by the Board and Larry, designed to ensure leadership continuity and the ongoing success of the Company,” said Simon Griffiths, President and Chief Executive Officer of Camden National. “As Larry prepares to retire after more than a decade of dedicated service, we extend our sincere gratitude for his many contributions.”
Ms. McCarthy has served as an independent member of the Board since 2018, chairing the Compensation Committee and serving on the Technology Committee.
Mr. Griffiths continued, “Marie has had a profound impact on our business, consistently applying a disciplined approach to strategy, execution, and customer experience. She brings both a global and community-focused perspective, along with deep expertise in people and culture. Her more than 30 years of leadership at L.L.Bean, particularly in real estate and operational excellence, make her an invaluable asset to our organization.”
“Marie McCarthy has been a valued voice on the Board and a distinguished leader serving global businesses and nonprofit communities,” said Mr. Sterrs. “As I retire and we celebrate Camden National Bank’s 150th anniversary, I am thrilled she will step into the role of Board Chair, and am confident she will guide the Board with strength and vision. I also want to thank my fellow directors and Simon Griffiths for their leadership during this transition.”
Ms. McCarthy served as Chief Operations Officer at L.L.Bean before retiring in April 2025. Ms. McCarthy had been with L.L.Bean since 1993, where she worked primarily in human resources throughout her career. Ms. McCarthy’s role at L.L.Bean had evolved in recent years to include current oversight of Operations, encompassing Fulfillment, Returns, Manufacturing, Customer Satisfaction, and Corporate Facilities and Real Estate. Ms. McCarthy was a member of L.L.Bean’s Investment Committee and Benefits Committee, Retail Real Estate Committee, and Corporate Real Estate Committee, overseeing all corporate holdings. Ms. McCarthy currently serves on the Boards of Directors of Maine Health and the Olympia Snowe Women’s Leadership Institute. She has shared her talents with numerous other nonprofit organizations over the years.
“I am honored to succeed Larry and grateful for the chance to build on his inspiring leadership. In the years I have served with him, I have come to admire his passion, leadership, and dedication to this strong organization,” Ms. McCarthy said.
About Camden National Corporation
Camden National Corporation (NASDAQ: CAC) is the largest publicly traded bank holding company in Northern New England, with $6.9 billion in assets. Founded in 1875, Camden National Bank, with 72 banking centers in Maine and New Hampshire, is a full-service community bank offering the latest digital banking services, complemented by award-winning, personalized support. Additional information is available at CamdenNational.bank. Member FDIC. Equal Housing Lender.
Comprehensive wealth management, investment, and financial planning services are delivered by Camden National Wealth Management.
Forward-Looking Statements
Certain statements contained in this press release that are not statements of historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among other things, statements regarding changes to the Board of Directors, succession, governance, and other statements that are not historical in nature. Any information that is not historical in nature included in this release is subject to change. These statements are made on the basis of views and assumptions regarding future events as of the time the statements are made. The Company does not undertake any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including changes to the Board of Directors and business or governance decisions, as well as from developments beyond the Company’s control, including the factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent filings with the Securities and Exchange Commission.